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                                                                    EXHIBIT 6

               ALLMERICA FINANCIAL LIFE INSURANCE AND ANNUITY COMPANY

                                                        April 2, 1997


Allmerica Financial Life Insurance and Annuity Company
440 Lincoln Street
Worcester MA 01653

Gentlemen:

This opinion is furnished in connection with the filing by Allmerica Financial Life Insurance and Annuity Company of an amendment to the Registration Statement on Form S-6 of its second-to-die flexible premium variable life insurance policies ("Policies") allocated to the Inheiritage Account under the Securities Act of 1933. The prospectus included in the amendment to the Registration Statement describes the Policies. I am familiar with and have provided actuarial advice concerning the preparation of the amendment to the Registration Statement, including exhibits.

In my professional opinion, the illustration of death benefits and cash values included in Appendix C of the prospectus, based on the assumptions stated in the illustrations, are consistent with the provisions of the Policy. The rate structure of the Policies has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear more favorable to a prospective purchaser of a Policy for Insureds age 55 than to prospective purchasers of Policies for Insureds at other ages or underwriting classes.

I am also of the opinion that the aggregate fees and charges under the Policy are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by the Company.

I hereby consent to the use of this opinion as an exhibit to the amendment to the Registration Statement.

                                            Sincerely,

                                            /s/ William H. Mawdsley

                                            William H. Mawdsley, FSA, MAAA
                                            Vice President and Actuary